UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 18, 2005

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932

(Address of Principal Executive Office

(865) 675-1554
(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

        On August 1, 2005, the Company made an offer to all the holders of its Series B 8% and Series 6% Cumulative Convertible Preferred Stock (the “Series B and Series C shares”) to exchange their Series B and C Shares for either a cash payment or shares of the Company’s common stock, $.001 par value. The cash option provided a payment equal to 66.7% of the aggregate face value of the holders Series B and C Shares together with any accrued unpaid dividends and interest thereon. The share exchange option provided for four shares of the Company’s common stock to be issued for each dollar of the face value, dividends, and interest of the holders’ Series B and C shares.

        On August 22, 2005, the Company accepted subscription agreements tendered by holders of all of the Company’s Series B and C shares having a total aggregate face value together with accrued unpaid dividends and interest thereon of $5,113,045.39 exchanging of all their rights under their Series B and C shares for either cash or for shares of the Company’s common stock. As a result of the exchange, as of August 22, 2005 there are no longer any holders of the Series B and C Shares and the Company no longer has any further obligations with respect to those shares.

        Holders of approximately 54.3 % of the face value of outstanding Series B and C shares selected the cash payment option, exchanging preferred shares having an aggregate value of $2,721,140.39 for cash payments totaling $1,814,184.30. The Company obtained the funds for this exchange primarily from proceeds of a loan of $1,814,000 from Dolphin Offshore Partners, L.P. (“Dolphin”), the Company’s largest holder of common stock and the managing partner of which is Peter E. Salas, the Chairman of the Company’s Board of Directors. The loan from Dolphin was evidenced by a promissory note secured by a lien on the Company’s assets and bearing 12% interest per annum payable interest only monthly until the principal amount of the note becomes due on December 31, 2005.

        All of the holders of the remaining aggregate value of $2,391,905 or 55.7% of the Series B and C shares, including Dolphin, selected the share exchange option, and as a result a total of 9,567,620 shares of the Company’s common stock will be issued to those holders. Of this total number, 4,595,040 shares of unregistered common stock are to be issued to Dolphin in exchange for the $1,148,760 in aggregate value for all of the Series B shares held by Dolphin. The shares of common stock will be issued to all holders selecting this exchange option following the approval by the American Stock Exchange of the Company’s additional listing application for those shares that is pending upon the date of this filing.

Item 8.01 Other Events.

        On August 18, 2005 the Company’s Board of Directors adopted a resolution authorizing the extension of a promissory note dated May 19, 2005 made by the Company to Dolphin, the current principal balance of which is $700,000. By an amended and restated note dated August 18, 2005, the due date of note was extended on the same terms as the existing note from August 20, 2005 to December 31, 2005.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Promissory Note dated August 22, 2005 from Tengasco, Inc. To Dolphin Offshore Partners, L.P. in the principal amount of $1,814,000. 10.2 Amended and Restated Promissory Note dated August 18, 2005 from Tengasco, Inc. To Dolphin Offshore Partners, L.P. in the principal amount of $700,000.

99.1 Press Release dated August 24, 2005

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: August 24, 2005

Tengasco, Inc.

By: s/Jeffery R. Bailey Jeffrey R. Bailey, President